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                                                                   EXHIBIT 23.2
                                                                   ------------

                       CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
J. Baker, Inc.:


We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the J. Baker, Inc. Non-Qualified Stock Option Grant of our report dated March 15, 2000, relating to the consolidated balance sheets of J. Baker, Inc. and subsidiaries as of January 29, 2000 and January 30, 1999 and the related consolidated statements of earnings, changes in stockholders' equity and cash flows for each of the years in the three-year period ended January 29, 2000 which report is included in the Company's Annual Report on Form 10-K pursuant to the Securities Exchange Act of 1934 for the year ended January 29, 2000.



                                             KPMG LLP



Boston, Massachusetts
February 13, 2001